Exhibit 10.30

PONIARD PHARMACEUTICALS, INC.
AMENDED AND RESTATED
KEY EMPLOYEE SEVERANCE AGREEMENT

This Amended and Restated Key Employee Severance Agreement (this “Agreement”), dated as of February 24, 2009, is entered into by and between PONIARD PHARMACEUTICALS, INC., a Washington corporation (as supplemented by Section 10 hereof, the “Company”), and Michael K. Jackson (the “Employee”) to reflect amendments made in December, 2008.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Employee, notwithstanding the fact that the Employee does not have any form of traditional employment contract or other assurance of job security.  The Board believes it is imperative to diminish any distraction of the Employee arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security by providing the Employee with reasonable compensation and benefit arrangements in the event of termination of the Employee’s employment by the Company under certain defined circumstances.

In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

1.                                      Term

The initial term of this Agreement (the “Initial Term”) shall be for a period of one (1) year from the date of this Agreement as first appearing above; provided, however, that this Agreement shall automatically renew for successive additional one (1) year periods (“Renewal Terms”) unless notice of nonrenewal is given by either party to the other party at least nine (9) months prior to the end of the Initial Term or any Renewal Term.  The “Term” of this Agreement shall be the Initial Term plus all Renewal Terms and, if applicable, the duration of the Employment Period.  At the end of the Term, this Agreement shall terminate without further action by either the Company or the Employee.

2.                                      Employment at Will

The Employee and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Employee and the Company, the employment of the Employee by the Company or any affiliated companies is “at will” and may be terminated by either the Employee or the Company or its affiliated companies at any time with or without cause, subject to the termination payments prescribed herein.

3.                                      Attention and Effort

During any period of time that the Employee remains in the employ of the Company, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee will devote all of the Employee’s productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to the

Employee hereunder, and will seek to perform faithfully and efficiently such responsibilities.  It shall not be a violation of this Agreement for the Employee to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the performance of the Employee’s responsibilities in accordance with this Agreement.  It is expressly understood and agreed that to the extent any such activities have been conducted by the Employee prior to the Term, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Term shall not thereafter be deemed to interfere with the performance of the Employee’s responsibilities to the Company.

4.                                      Termination

During the Term, employment of the Employee may be terminated as follows, but, in any case, the nondisclosure provisions set forth in Section 7 hereof shall survive the termination of this Agreement and the termination of the Employee’s employment with the Company:

4.1           Termination by the Company or the Employee

At any time during the Term, the Company may terminate the employment of the Employee with or without Cause (as defined below), and the Employee may terminate the Employee’s employment for Good Reason (as defined below) or for any reason, upon giving a Notice of Termination (as defined below).

4.2           Automatic Termination

This Agreement and the Employee’s employment during the Term shall terminate automatically upon the death or Total Disability of the Employee.  The term “Total Disability” as used herein shall mean the Employee’s inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by a physician selected by the Company and acceptable to the Employee, to perform the Employee’s essential duties for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Employee’s control, unless the Employee is granted a leave of absence by the Board.

4.3           Notice of Termination

Any termination by the Company or by the Employee during the Term shall be communicated by a Notice of Termination to the other party given in accordance with Section 9 hereof.  The term “Notice of Termination” shall mean a written notice that (a) indicates the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.  The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

4.4           Date of Termination

“Date of Termination” means (a) if the Employee’s employment is terminated by reason of death, the last day of the calendar month in which the Employee’s death occurs, (b) if the Employee’s employment is terminated by reason of Total Disability, immediately upon a determination by the Company of the Employee’s Total Disability, and (c) in all other cases, ten (10) days after the date of personal delivery or mailing of the Notice of Termination.  The Employee’s employment and performance of services will continue during such ten (10) day period; provided, however, that the Company may, upon notice to the Employee and without reducing the Employee’s compensation during such period, excuse the Employee from any or all of the Employee’s duties during such period.  Notwithstanding anything contained in this Agreement to the contrary, the date on which a “separation from service” (“Separation from Service”) pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.

5.                                      Termination Payments

In the event of termination of the Employee’s employment during the Term, all compensation and benefits shall terminate, except as specifically provided in this Section 5.

5.1           Termination by the Company Other Than for Cause or by the Employee for Good Reason

If during the Term the Company terminates the Employee’s employment other than for Cause or the Employee terminates the Employee’s employment for Good Reason, the Employee shall be entitled to:

(a)           receive payment of the following accrued obligations (the “Accrued Obligations”):

(i)            the Employee’s then current annual base salary through the Date of Termination to the extent not theretofore paid;

(ii)           any compensation previously deferred by the Employee (together with accrued interest or earnings thereon, if any); and

(iii)          any accrued vacation pay that would be payable under the Company’s standard policy, in each case to the extent not theretofore paid;

(b)           have the Company pay for six (6) months after the Date of Termination or until the Employee qualifies for comparable medical and dental insurance benefits from another employer, whichever occurs first, the Employee’s premiums for health insurance benefit continuation for the Employee and the Employee’s family members, if applicable, that the Company provides to the Employee under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent that the Company would have paid such premiums had the Employee remained employed by the Company (such continued payment is hereinafter referred to as “COBRA Continuation”); and

(c)           an amount as severance pay equal to fifty percent (50%) of the Employee’s then current annual base salary for the fiscal year in which the Date of Termination occurs, subject to payment as set forth in Sections 5.5 and 5.9 hereof.

5.2           Termination for Cause or Other Than for Good Reason

If during the Term the Employee’s employment shall be terminated by the Company for Cause or by the Employee for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Employee, other than the Company’s obligation to pay the Employee the Accrued Obligations to the extent theretofore unpaid.

5.3           Expiration of Term

In the event the Employee’s employment is not terminated prior to expiration of the Term, this Agreement shall terminate without further obligation on the part of the Company to the Employee.

5.4           Termination Because of Death or Total Disability

If during the Term the Employee’s employment is terminated by reason of the Employee’s death or Total Disability, this Agreement shall terminate automatically without further obligation on the part of the Company to the Employee or the Employee’s legal representatives under this Agreement, other than the Company’s obligation to pay the Employee the Accrued Obligations (which shall be paid to the Employee’s estate or beneficiary, as applicable in the case of the Employee’s death) and to provide COBRA Continuation.

5.5           Payment Schedule

All payments of Accrued Obligations, or any portion thereof payable pursuant to this Section 5, other than deferred compensation pursuant to Section 5.1(a)(ii) hereof, shall be made to the Employee within ten (10) working days of the Date of Termination.  Deferred compensation pursuant to Section 5.1(a)(ii) hereof shall be payable pursuant to the terms of the deferred compensation program.  Any severance payments payable to the Employee pursuant to Section 5.1(c) hereof shall be made to the Employee in the form of salary continuation, payable at normal payroll intervals during the six (6) month period following the Date of Termination.  Notwithstanding the preceding provisions of this Section 5.5, if any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions) (a “409A Payment”) treated as payable to a Specified Employee (as defined in Section 19.1 hereof) upon Separation from Service, the provisions of Section 19.1 hereof shall apply.  Section 5.8 hereof must be satisfied to receive payments and benefits under this Agreement.

5.6           Cause

For purposes of this Agreement, “Cause” means cause given by the Employee to the Company and shall include, without limitation, the occurrence of one (1) or more of the following events:

(a)           a clear refusal to carry out any material lawful duties of the Employee or any directions of the Board or senior management of the Company reasonably consistent with those duties;

(b)           persistent failure to carry out any lawful duties of the Employee or any directions of the Board or senior management reasonably consistent with those duties; provided, however, that the Employee has been given reasonable notice and opportunity to correct any such failure;

(c)           violation by the Employee of a state or federal criminal law involving the commission of a crime against the Company or any other criminal act involving moral turpitude;

(d)           current abuse by the Employee of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the Employee; or any incident materially compromising the Employee’s reputation or ability to represent the Company with investors, customers or the public; or

(e)           any other material violation of any provision of this Agreement by the Employee, subject to the notice and opportunity-to-cure requirements of Section 8 hereof.

5.7           Good Reason

For purposes of this Agreement, “Good Reason” means:

(a)           material reduction of the Employee’s annual base salary to a level below the level in effect on the date of this Agreement, regardless of any change in the Employee’s duties or responsibilities;

(b)           the assignment to the Employee of any duties materially inconsistent with the Employee’s position, authority, duties or responsibilities or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(c)           the Company’s requiring the Employee to be based at any office or location more than fifty (50) miles from the city in which the Employee is currently employed by the Company, i.e., San Francisco, California or Seattle, Washington;

(d)           any failure by the Company to comply with and satisfy Section 10 hereof; provided, however, that the Company’s successor has received at least ten (10) days’ prior written notice from the Company or the Employee of the requirements of Section 10 hereof; or

(e)           any other material violation of any provision of this Agreement by the Company;

provided, however, that the Employee has notified the Company of such salary reduction, assignment, failure, situation or violation within ninety (90) days of its occurrence and there has been compliance with the notice and opportunity-to-cure requirements of Section 8 hereof.

5.8           General Release of Claims

As a condition to receiving the payments and benefits under this Section 5 other than Accrued Obligations set forth in Sections 5.1(a)(i) and 5.1(a)(iv) hereof, the Employee shall execute (and not later revoke) a general release and waiver of all claims against the Company, which release and waiver shall be in a form satisfactory to the Company, in its sole discretion, and delivered to the Company no later than the seventh day of the third month of the fiscal year following the year in which the Date of Termination occurs.  By way of example and not limitation, the general release and waiver of claims will include any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship.  To the extent any payment or benefit is a 409A Payment, the provisions of Section 19.3 hereof shall apply.

5.9           Dispute Regarding Existence of Good Reason for Termination

In the event the Company disputes whether Good Reason existed for the Employee to terminate the Employee’s employment for Good Reason, the Company shall pay salary continuation as provided in Section 5.5 until the earliest of (a) settlement by the parties, (b) determination by arbitration in accordance with Section 14 hereof that Good Reason did not exist, and (c) completion of the payments required by Section 5.5 and Section 5.1(c) hereof.  If, pursuant to Section 14 hereof, an arbitrator determines that Good Reason did not exist, the arbitrator shall also decide whether the Employee had a reasonable, good-faith basis for claiming that there was Good Reason to terminate.  If the arbitrator determines that there was not such a basis, the Employee shall be obligated to repay promptly to the Company the salary continuation payments; if the arbitrator determines that there was such a basis, the Employee shall not be obligated to repay the salary continuation.

6.                                      Representations, Warranties and Other Conditions

In order to induce the Company to enter into this Agreement, the Employee represents and warrants to the Company as follows:

6.1           Health

The Employee is in good health and knows of no physical or mental disability that, with any accommodation that may be required by law and that places no undue burden on the Company, would prevent the Employee from fulfilling the Employee’s obligations hereunder.  The Employee agrees, if the Company requests, to submit to reasonable periodic medical examinations by a physician or physicians designated by, paid for and arranged by the Company.  The Employee agrees that each examination’s medical report shall be provided to the Company.

6.2           No Violation of Other Agreements

The Employee represents that neither the execution nor the performance of this Agreement by the Employee will violate or conflict in any way with any other agreements or obligations by which the Employee may be bound.

7.                                      Nondisclosure; Return of Materials

7.1           Nondisclosure

Except as required by the Employee’s employment with the Company, the Employee will not, at any time during the term of employment by the Company, or at any time thereafter, directly, indirectly or otherwise, use, communicate, disclose, disseminate, lecture upon or publish articles relating to any confidential, proprietary or trade secret information of the Company without the prior written consent of the Company.  The Employee understands that the Company will be relying on this Agreement in continuing the Employee’s employment, paying the Employee’s compensation, granting the Employee any promotions or raises, or entrusting the Employee with any information that helps the Company compete with others.

7.2           Return of Materials

All documents, records, notebooks, notes, memoranda, drawings or other documents made or compiled by the Employee at any time while employed by the Company, or in the Employee’s possession, including any and all copies thereof, shall be the property of the Company and shall be held by the Employee in trust and solely for the benefit of the Company, and shall be delivered to the Company by the Employee upon termination of employment or at any other time upon request by the Company.

8.                                      Notice and Cure of Breach

Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than clause (a), (b), (c) or (d) of Section 5.6 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least twenty (20) days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the twenty (20) day period.

9.                                      Form of Notice

Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Employee:	Michael K. Jackson 11719 NE 105th Lane Kirkland, WA 98033-5039

If to the Company:	Poniard Pharmaceuticals, Inc. 300 Elliott Avenue West, Suite 500 Seattle, WA 98119 Attn: Chief Executive Officer

With a copy to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101-3099 Attn: James R. Lisbakken

Except as set forth in Section 4.4 hereof, if notice is mailed, such notice shall be effective upon mailing.

10.                               Assignment

This Agreement is personal to the Employee and shall not be assignable by the Employee.

The Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean Poniard Pharmaceuticals, Inc. and any affiliated company or successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by contract, operation of law or otherwise; and as long as such successor assumes and agrees to perform this Agreement, the termination of the Employee’s employment by one such entity and the immediate hiring and continuation of the Employee’s employment by the succeeding entity shall not be deemed to constitute a termination or trigger any severance obligation under this Agreement.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

11.                               Waivers

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof.  The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance.  All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

12.                               Amendments in Writing

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Employee.

13.                               Applicable Law

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

14.                               Arbitration; Attorneys’ Fees

Except in connection with enforcing Section 7 hereof, for which legal and equitable remedies may be sought in a court of law, any dispute arising under this Agreement shall be subject to arbitration.  The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) then in effect, conducted by one (1) arbitrator either mutually agreed upon or selected in accordance with the AAA Rules.  The arbitration shall be conducted in King County, Washington, under the jurisdiction of the Seattle office of the American Arbitration Association.  The arbitrator shall have authority only to interpret and apply the provisions of this Agreement, and shall have no authority to add to, subtract from or otherwise modify the terms of this Agreement.  Any demand for arbitration must be made within sixty (60) days of the event(s) giving rise to the claim that this Agreement has been breached.  The arbitrator’s decision shall be final and binding, and each party agrees to be bound by the arbitrator’s award, subject only to an appeal therefrom in accordance with the laws of the State of Washington.  Either party may obtain judgment upon the arbitrator’s award in the Superior Court of King County, Washington.

If it becomes necessary to pursue or defend any legal proceeding, whether in arbitration or court, in order to resolve a dispute arising under this Agreement, the prevailing party in any such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees.  To the extent necessary to prevent the Employee from being subject to any additional tax pursuant to Code Section 409A(a)(1)(B), any amounts payable to the Employee pursuant to this paragraph shall be paid in no event later than the year following the year during which such costs and fees were incurred.

15.                               Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

16.                               Excess Parachute Payments

If any portion of the payments or benefits under this Agreement or any other agreement or benefit plan of the Company (including stock options) would be characterized as an “excess parachute payment” to the Employee under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee shall be paid any excise tax that the Employee owes under Code Section 4999 as a result of such characterization, such excise tax to be paid to the Employee at least ten (10) days prior to the date that the Employee is obligated to make the excise tax payment.  The determination of whether and to what extent any payments or benefits would be “excess parachute payments” and the date by which any excise tax shall be due shall be determined in writing by recognized tax counsel selected by the Company and reasonably acceptable to the Employee.  Without limitation on the foregoing, the payments made pursuant to this Section 16 shall be made no later than the end of the year following the year in which the Employee remits such excise tax to the Internal Revenue Service.

17.                               Entire Agreement

This Agreement supersedes and replaces the Amended and Restated Key Employee Severance Agreement, dated as of June 30, 2008, between the parties and constitutes the entire agreement between the Company and the Employee with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Employee with respect to such subject matter are hereby superseded and nullified in their entireties, except that the Proprietary Information and Invention Agreement between the Employee and the Company shall continue in full force and effect to the extent not superseded by Section 7 hereof.

18.                               Withholding

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

19.                               409A Interpretation Provision

The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible,

whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-l(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest that may be imposed upon the Employee pursuant to Code Section 409A.

19.1         Payments to Specified Employees

To the extent that any payment or benefit pursuant to this Agreement constitutes a 409A Payment treated as payable upon Separation from Service, then, if on the date of the Employee’s Separation from Service, the Employee is a Specified Employee, then to the extent required for the Employee not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Employee earlier than the earlier of (a) six (6) months after the Employee’s Separation from Service or (b) the date of the Employee’s death.  Should this Section 19 result in the delay of benefits, any such benefit shall be made available to the Employee by the Company during such delay period at the Employee’s expense.  Should this Section 19.1 result in a delay of payments or benefits to the Employee, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (“409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 19.1 as well as reimbursement of the amount the Employee paid for benefits pursuant to the preceding sentence, shall be paid in a lump sum on the 409A Payment Date.  For purposes of this Section 19.1, the term “Specified Employee” shall have the meaning set forth in Code Section 409A, as determined in accordance with the methodology established by the Company.

19.2         Reimbursements

For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year the expense was incurred.  To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefit under this Agreement will be subject to the following:  (a) payment of such reimbursements or in-kind benefits during one (1) calendar year will not affect the amount of such reimbursements or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulation Section 1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursements or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Employee; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten (10) years plus the lifetime of the Employee.  Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulation Section 1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

19.3         Release

Subject to Section 19.1 hereof, (a) to the extent that the Employee is required to execute and deliver a release to receive a 409A Payment and (b) this Agreement provides for such 409A Payment to be provided prior to the 55th day following the Employee’s Separation from Service, such 409A Payment will be provided upon the 55th day following the Employee’s Separation from Service, provided that the release in the form acceptable to the Company, in its sole discretion, has been executed, delivered and effective prior to such time.  To the extent there is a delay in providing a 409A Payment because of the provisions of this Section 19.3, interest for the delay and the opportunity for the Employee to pay for benefits in the interim with subsequent reimbursement from the Company shall be provided in a manner consistent with that set forth in Section 19.1 hereof.  If a release is required for a 409A Payment and such release is not executed, delivered and effective by the 55th day following the Employee’s Separation from Service, such 409A Payment shall not be provided to the Employee to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Code Section 409A.

19.4         No Acceleration; Separate Payments

No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A.  If under this Agreement, a 409A Payment is to be paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

20.                               Counterparts

This Agreement may be executed in counterparts, each of which counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

PONIARD PHARMACEUTICALS, INC.

By:	/s/ Anna Lewak Wight
Name: Anna Lewak Wight
Its: Vice President, Legal

EMPLOYEE

By:	/s/ Michael K. Jackson
Name: Michael K. Jackson